Exhibit 99.1


FOR IMMEDIATE RELEASE                  CONTACT:             Joseph R. Kurry, Jr.
                                                         Chief Financial Officer
                                                                    301.939.7000

              ESSEX CORPORATION REPORTS FIRST QUARTER 2003 RESULTS
    QUARTERLY REVENUE OF $3 MILLION; SMALL PROFIT BEFORE ACQUISITION-RELATED
                                  AMORTIZATION

COLUMBIA, MD - May 12, 2003 - Essex Corporation (OTCBB: ESEX), a technology and product innovator, skilled in optical engineering, processing and communications, is reporting revenues of $3,001,000 for the first quarter of 2003 compared to $763,000 in the same period of 2002. Revenues for 2003 include $1.3 million on the U.S. Government Missile Defense Agency program for design of a next generation advanced optoelectronics radar processor (AOP). Revenues for 2003 also include $589,000 from the new telecommunications support contract and $435,000 from Sensys Development Laboratories, Inc. (SDL), which the Company acquired effective March 1, 2003.

Before acquisition-related amortization, Essex booked a 2003 first quarter profit of $26,000. A net loss for the quarter of $20,000 is reported after amortization, compared to a net loss of $830,000 in the same period of 2002. The lower net loss is due to higher revenue volume which absorbed a larger amount of fixed expenses as well as research and development spending of $132,000, reduced from $569,000 in 2002.

Also included in 2003 revenues is $244,000 of sales of commercial products, of which $120,000 was gained from the first sales of three HYPERFINE WDM prototype demonstration units to a government customer.

Leonard E. Moodispaw, President and CEO, stated, "This has been a breakout quarter for the Company. While quarterly volume will fluctuate as revenues include differing levels of material, components and equipment on contracts, we are on track for 2003 revenues to exceed $14 million as previously announced. Solid revenues are expected from the AOP area as well as the new telecommunications support services and the SDL acquisition. We have several orders for early version HYPERFINE WDM units to be filled this year. As more early adopter customers demonstrate HYPERFINE WDM in practical settings, government and commercial communities are becoming increasingly aware of its functionality."

Mr. Moodispaw further stated that "We made progress this quarter toward our goal of profitability while pursuing full commercialization of our HYPERFINE WDM technology. To compensate for slow improvement in the telecommunications markets, the Company has opted to significantly expand its government business base."

Working capital increased to $883,000 from $222,000 between yearend 2002 and the end of the first quarter of 2003, primarily due to the net working capital acquired from SDL. Stockholders' equity increased by approximately $4 million in connection with the acquisition which was predominantly for common stock.


                                   - M O R E -

ESSEX CORPORATION                                                  PAGE 2 OF 2
FIRST QUARTER 2003 RESULTS


ABOUT ESSEX: Founded in 1969 with headquarters in Columbia, MD, Essex creates solutions for today's most advanced signal and image processing challenges, serving commercial, defense and intelligence customers. For more information contact Essex Corporation, 9150 Guilford Road, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at WWW.ESSEXCORP.COM.

THIS PRESS RELEASE  CONTAINS  FORWARD-LOOKING  STATEMENTS  WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE BUT ARE NOT LIMITED TO THE ABILITY OF ESSEX CORPORATION TO RAISE NECESSARY DEVELOPMENT FUNDS, ENTER INTO STRATEGIC RELATIONSHIPS WITH KEY INDUSTRY PARTICIPANTS, DEVELOP AND BUILD OPTOELECTRONICS DEVICES AND PROTECT AND DEFEND ITS INTELLECTUAL PROPERTY, AND CHANGES IN TECHNOLOGY, TECHNICAL OBSOLESCENCE, CHANGES IN CUSTOMER NEEDS, NEW PRODUCT DEVELOPMENTS, COMPETITIVE FACTORS IN THE INDUSTRY AND UNCERTAINTY OF MARKET ACCEPTANCE. ESSEX CORPORATION ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


                                ESSEX CORPORATION
                              FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


                                                13 Week Period   13 Week Period
                                                --------------   --------------
                                                    March 30,       March 31,
                                                      2003            2002
                                                --------------   --------------
                                                   (unaudited)     (unaudited)

Revenues                                        $  3,001,000     $    763,000

Cost of Goods Sold and Services Provided          (2,042,000)        (389,000)

Research and Development                            (132,000)        (569,000)

Selling, General and Administrative Expense         (785,000)        (629,000)

Interest Expense                                     (16,000)          (6,000)

Amortization of Other Intangibles                    (46,000)              --
                                                ------------     ------------

Net Loss                                        $    (20,000)    $   (830,000)
                                                ============     ============

Weighted Average Number of Shares Outstanding      8,035,000        7,225,000

Net Loss per Common Share                       $      (0.00)    $      (0.11)

Working Capital (Deficit)                       $    883,000     $   (108,000)

Working Capital Ratio                                 1.34:1           0.89:1

Stockholders' Equity                            $  4,358,000     $    488,000



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